EXHIBIT 3.1

NOTICE OF SENIOR SECURED NOTE REPAYMENT AND ROLLOVER ELECTION

October 7, 2022

Dear Senior Noteholder:

IRON BRIDGE MORTGAGE FUND, LLC (the “Company”) is in the process of winding down its Senior Secured Demand Note (“Senior Notes”) program and replacing the Senior Notes with Class D Units, as described in greater detail below.  The Company is no longer offering or issuing Senior Notes, other than pursuant to previous elections by noteholders to rollover interest payments into additional Senior Notes. Effective December 30, 2022 (the “Repayment Date”), the Company intends to prepay any outstanding Senior Notes by either repaying the outstanding amount owed in cash, or by rolling over the outstanding amount owed into Class D Units, effective January 1, 2023, as elected by each holder of the Senior Notes (“Senior Noteholders”).  The Company is entitled to prepay the Senior Notes at any time in its discretion without penalty pursuant to Section 3 of the Senior Notes.

In connection with this winding down process, the Company is hereby asking each Senior Noteholder to elect to have their Senior Notes repaid in cash (the “Cash Option”) or rolled over into Class D Units (the “Rollover Option”).  Senior Noteholders will also be allowed to receive repayment for their Senior Notes partially in Cash and partially in Class D Units (the “Hybrid Option”).

INSTRUCTIONS:

The following documents have been provided for your review. Exhibit A is attached at the end of this document and must be executed by all Noteholders. Exhibits B, C and D have been provided for reference and can be accessed by clicking on the file name below (collectively, the “Repayment Documents”). All Noteholders who elect the Rollover Option or Hybrid Option will be provided the Class D Unit Subscription Agreement via SignNow that can be completed and signed electronically:

•	Exhibit A: Repayment Election Form (see below)
•	Exhibit B: Class D Units Offering Circular, as qualified by the SEC on September 21, 2022
•	Exhibit C: Class D Unit Subscription Agreement
•	Exhibit D: The Company’s Semi-Annual Report on Form 1-SA, as filed with the SEC on September 28, 2022

With respect to any repayments made in cash, if the amount to be repaid in cash is equal to or in excess of $100,000, such repayment shall be made via the wire instructions set forth in your Repayment Election Form, which may be confirmed in the Company’s discretion via the telephone number set forth in the Repayment Election Form.  If such amount is less than $100,000, such repayment may be made via electronic ACH transfer or by check to the address specified in your Repayment Election Form, at the Company’s discretion.  If no address is provided, a check will be sent to the address set forth on the books and records of the Company.

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Please complete the Repayment Election Form as promptly as possible, but all Repayment Election Forms must be received by no later than December 1, 2022 (the “Deadline”), provided, however, that the Company may in its sole discretion waive such deadline with respect to any or all Senior Noteholders.  Prior to the Deadline, you may change your elections by notifying the Company and providing a new election form no later than the Deadline.  If a Senior Noteholder does not provide an Election Enrollment Form by the Deadline, their Senior Notes will be repaid in cash.

The Company, in its sole discretion, may elect to cancel the foregoing repayment or rollover of Senior Notes at any time prior to the Repayment Date.

Cash Option

If you are electing to have your Senior Notes repaid in cash, please:

•	Check the “Cash Option” box on the Repayment Election Form, and
•	Complete the information with respect to repayment instructions as applicable.

Rollover Option

The Class D Units are currently being offered to the public pursuant to an offering qualified under Regulation A, and any Class D Units issued pursuant to the Rollover Option will be deemed issued pursuant to the terms and conditions of such offering.  If you are electing to have your Senior Notes rolled over into Class D Units, please:

•	Check the “Rollover Option” box on the Repayment Election Form, and
•	Complete the Class D Unit Subscription Agreement, including all documentation referred to therein.

Hybrid Option

If you would like to elect to have part of your Senior Notes repaid in cash and part rolled over into Class D Units, please:

•	Check the “Hybrid Option” box on the Repayment Election Form,
•	Fill in the blank with the amount of Senior Notes you would like rolled over into Class D Units,
•	Complete the Class D Unit Subscription, including all documentation referred to therein, and
•	Complete the information with respect to repayment instructions.

Please ensure that you have received, read and understand the Repayments Documents prior to completing the Repayment Election Form below. If you have any problems accessing the Repayment Documents, or if you have any questions regarding the Repayment Documents, please contact Gerard Stascausky at 971-803-7802 or gerard@ironbridgelending.com.

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Each investor should make its own inquiries and consult its advisors as to the Company and as to legal, tax and related matters concerning its election.

Very truly yours,

IRON BRIDGE MORTGAGE FUND LLC, an Oregon limited liability company

Gerard Stascausky, Managing Director Iron Bridge Management Group LLC

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EXHIBIT A

Repayment Election Form

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IRON BRIDGE MORTGAGE FUND, LLC

REPAYMENT ELECTION FORM

The undersigned (“Senior Noteholder”), as a holder of the Senior Secured Demand Notes (the “Senior Notes”) of Iron Bridge Mortgage Fund, LLC (the “Company”), hereby makes the representations and elections as set forth below.

1. Acknowledgements, Representations and Warranties. Senior Noteholder hereby represents, warrants and agrees as follows:

(a) Senior Noteholder (or the person signing this Repayment Election Form on behalf of Senior Noteholder, if Senior Noteholder is a corporation, partnership, trust, limited liability company, employee benefit plan or other entity) has the requisite power and authority to execute and deliver this Repayment Election Form and all related documents, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. This Repayment Election Form is a legal, valid and binding obligation of Senior Noteholder enforceable against Senior Noteholder in accordance with its terms.

(b) Senior Noteholder has received and has had the opportunity to review this Repayment Election Form (Exhibit A), the Class D Units Offering Circular (Exhibit B), the Class D Unit Subscription Agreement (Exhibit C) and the Company’s Semi-Annual Report on Form 1-SA, as filed with the SEC on September 28, 2022 (Exhibit D), which accompany this Repayment Election Form (collectively, the “Repayment Documents”).

(c) Senior Noteholder has been afforded the opportunity to consult with such Senior Noteholder’s own investment, legal and/or tax advisors before providing his, her or its election pursuant to this Repayment Election Form.

(d) No representations beyond the Repayment Documents have been made to Senior Noteholder by the Company or any officer, employee, agent or affiliate of the Company, and Senior Noteholder’s election with respect to this Repayment Election Form has been based solely upon, in Senior Noteholder’s discretion, independent evaluation, and due diligence (if any) of the Company.

2. Conditions to Effectiveness. The Company, in its sole discretion, may determine not to repay any or all of the Senior Notes at any time prior to the December 30, 2022 (the “Repayment Date”), in which case the Senior Notes will remain outstanding in accordance with their terms.

3. Changes in Election. Senior Noteholder may change his, her, or its election at any time prior to December 1, 2022 (the “Deadline”) by notifying the Company and submitting a new Repayment Election Form prior to the Deadline. The Company may waive this Deadline in its sole discretion with respect to any holder of the Senior Notes.

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4. Power of Attorney. Senior Noteholder hereby irrevocably constitutes and appoints the Manager of the Company (and any substitute or successor Manager(s) of the Company) his, her or its true and lawful attorney in his, her or its name, place and stead: (a) to receive and pay over to the Company on his, her or its behalf, to the extent set forth in this Repayment Election Form, all funds received under this Repayment Election Form; (b) to complete or correct, on his, her or its behalf, all documents to be executed by Senior Noteholder in connection with the transactions contemplated hereby, including, without limitation, filling in or amending amounts, dates, and other pertinent information; and (c) to execute, acknowledge, swear to and file (i) all certificates and other instruments necessary to qualify, or continue the qualification of, the Company in the states where it may be doing business and to preserve the limited liability company status of the Company in the jurisdictions in which the Company may acquire investments; (ii) any certificates or other instruments which may be required to effectuate any change in the membership of the Company; (iii) all certificates and other instruments required to pledge to a third party lender a collateral interest in some or all of the investments; (vi) all assignments, conveyances or other instruments or documents necessary to effect the dissolution of the Company; and (v) all other filings with agencies of the federal government, of any state or local government, or of any other jurisdiction, which the Manager considers necessary or desirable to carry out the purposes of this Repayment Election Form, the Third Amended Operating Agreement and the business of the Company. This power of attorney will be deemed coupled with an interest, will be irrevocable and will survive the transfer of his, her or its Interest.

5. Governing Law. This Repayment Election Form shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its conflicts of laws principles. IN NO EVENT SHALL THE COMPANY BE LIABLE TO INVESTOR FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

[SIGNATURE PAGE FOLLOWS]

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ELECTION

☐ Cash Option. Please repay all of the Senior Notes outstanding in my name as of the Repayment Date in cash.

☐ Rollover Option. Please issue to me (or such other entity identified in my Class D Subscription Agreement) Class D Units in an amount equal to the amount of Senior Notes outstanding in my name as of the Repayment Date. Enclosed is a completed copy of my Class D Unit Subscription Agreement, including all documentation referred to therein. I further agree to complete any and all other documentation that the Company may reasonably require in connection with a subscription for Class D Units.

☐ Hybrid Option. Please issue to me (or such other entity identified in my Class D Subscription Agreement) Class D Units in an amount equal to $____________, or such lesser amount equal to the amount of Senior Notes outstanding in my name as of the Repayment Date. Enclosed is a completed copy of my Class D Unit Subscription Agreement. I further agree to complete any and all other documentation that the Company may reasonably require in connection with a subscription for Class D Units. Please repay any amount of Senior Notes outstanding in my name as of the Repayment Date in excess of the amount set forth above to me in cash.

Please complete and sign the following exactly as your name appears on your original Senior Note. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signatory’s full title and include with this Repayment Election Form proper evidence of the authority of such person to act in such capacity.

If an Individual: Signature: Joint Tenant, if applicable: Signature: Dated: , 202__	If a Trust or Entity: (name of trust/entity) Signature: , As: , (capacity) Signature: , As: , (capacity) Dated: , 202__

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Payment Instructions:

Any amount of cash owed hereunder that is equal to or in excess of $100,000, shall be paid via the wire instructions as set forth below, which may be confirmed via the telephone number set forth below.  Any amount of cash owed hereunder that is less than $100,000 may be made via electronic ACH transfer or by check to the address set forth below, at the Company’s discretion.

Address (if receiving payment by check):	Wire Transfer Instructions (if receiving payment by ACH): Name: ABA Number: ______________________ Account Number:_______________________ Telephone Number:_____________________

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